Exhibit 99.1

Company Contact:	Anthony DiPippa
Executive Vice President and
Chief Financial Officer
Cache, Inc.
(212) 575-3206

Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE REPORTS THIRD QUARTER FISCAL 2013 RESULTS

Comparable Store Sales Increase 6.0%

Gross Profit Margin Expands 150 basis points to 33.5%

New York, New York — November 12, 2013 — Cache, Inc. (NASDAQ: CACH), a specialty chain of women’s apparel stores, reported results for the thirteen (“third quarter”) and thirty-nine week periods (“first nine months”) ended September 28, 2013.

For the 13-week period ended September 28, 2013:

•                  Net sales increased 3.1% to $47.2 million from $45.8 million in the third quarter of fiscal 2012. Comparable store sales increased 6.0%, as compared to a decrease of 2.9%  in the third quarter of fiscal 2012;

•                  Gross profit increased 7.9% to $15.8 million, or 33.5% of net sales, compared to $14.7 million, or 32.0% of net sales, in the third quarter of fiscal 2012, due to the improvement in sales and a decrease in markdowns;

•                  Operating loss totaled $8.0 million,  as compared to an operating loss of $8.1 million in the third quarter of fiscal 2012;

•                  Net loss totaled $8.0 million or $0.38 per share, as compared to net loss of $6.4 million or $0.49 per share, in the prior year period; and

•                  Adjusted net loss totaled $7.4 million, or $0.35 per share, as compared to adjusted net loss of $4.9 million or $0.38 per share in the third quarter of fiscal 2012.  (See reconciliation of adjusted net loss to net loss.)

Jay Margolis, Chairman and Chief Executive Officer, commented: “Our third quarter results included solid progress on our key merchandising, store and e-commerce initiatives that we identified at the start of the year and are expected to position Cache for profitability and sustained long term growth.  Specifically, we generated increased net sales, positive comparable store sales and an expansion in gross profit margin, as compared to a year ago.  During the quarter, we saw a favorable consumer response to our initial efforts to differentiate Cache from peers with unique event dresses, tops, sportswear and accessories. This positive performance was partially offset by our actions to clear product that was not consistent with our go-forward strategy. We also continued to significantly reduce promotional activity in our e-commerce channel to enhance our profitability and importantly create brand integrity as we present a clear pricing message to our customers.”

“I am confident in our outlook as we enter the all important holiday season, Mr. Margolis continued.  “We have exciting plans in place to capitalize on the gift giving season and our merchandise is positioned to take advantage of our customers’ needs during the festivities of the season.  Our overarching goal remains to maximize our white space opportunity, which we have defined as “the events in a woman’s life,” and we believe we have the right talent, merchandise, store base and marketing to achieve this objective.”

For the 39-week period ended September 28, 2013:

•                  Net sales decreased 1.6% to $160.8 million from $163.4 million in the first nine months of fiscal 2012. Comparable store sales increased 1.4%, as compared to an increase of 4.0% in the first nine months of fiscal 2012;

•                  Gross profit decreased 16.1% to $53.1 million, or 33.0% of net sales compared to $63.2 million, or 38.7%  of net sales, in the first nine months of fiscal 2012;

•                  Operating loss totaled $19.4 million, as compared to an operating loss of $8.5 million, in the first nine months of fiscal 2012;

•                  Net loss was $29.7 million or $1.70 per share, as compared to net loss of $6.6 million or $0.51 per share,  in the first nine months of fiscal 2012; and

•                  Adjusted net loss totaled $16.4 million, or $0.94 per share, as compared to adjusted net loss of $4.8 million, or $0.38 per share in the first nine months of fiscal 2012. (See reconciliation of net loss to adjusted net loss.)

Gross profit for the third quarter of fiscal 2013 was $15.8 million, or 33.5% of net sales, compared to $14.7 million, or 32.0% of net sales, in the third quarter of fiscal 2012. For the first nine months of fiscal 2013, gross profit was $53.1 million, or 33.0% of net sales, compared to $63.2 million, or 38.7% of net sales, in the first nine months of fiscal 2012. The increase in gross margin in the third quarter of fiscal 2013 was primarily due to lower design, production and sourcing costs, as well as a decrease in markdowns and higher sales, as compared to last year.

In total, operating expenses for the third quarter of fiscal 2013 were $23.8 million, 50.3% of net sales, as compared to $22.8 million, or 49.7% of net sales in the third quarter of fiscal 2012. For the first nine months of fiscal 2013, total operating expenses were $72.5 million, or 45.0% of net sales, compared to $71.7 million, or 43.8% of net sales, in the first nine months of fiscal 2012. The increase in total operating expenses for the first nine months of fiscal 2013 primarily reflected increased general and administrative costs and employee separation charges of $2.5 million, which were partially offset by a decrease store operating expense, as compared to the same period in fiscal 2012.

At September 28, 2013, cash and marketable securities totaled $6.1 million, compared to $16.4 million in cash and marketable securities at September 29, 2012. Total inventory at cost decreased 9.3% at September 28, 2013, as compared to the prior year period.

A table summarizing financial results follows:

	Thirty-Nine Weeks Ended		Thirteen Weeks Ended
	Sept. 28, 2013	Sept. 29, 2012	Sept. 28, 2013	Sept. 29, 2012
	($ thousands, except for per share data, share numbers and store count)
Net sales	$160,853	$163,417	$47,221	$45,789
Operating loss	(19,390)	(8,455)	(7,957)	(8,109)
Net loss	$(29,660)	$(6,553)	$(7,997)	$(6,376)

Diluted loss per share	$(1.70)	$(0.51)	$(0.38)	$(0.49)
Adjusted loss per share	$(0.94)	$(0.38)	$(0.35)	$(0.38)

Basic weighted average shares outstanding	17,450,000	12,882,000	21,090,000	12,892,000

Diluted weighted average shares outstanding	17,450,000	12,882,000	21,090,000	12,892,000

Number of stores open, at end of period	250	262	250	262

Store Count Information

During the third quarter, there was no change in the number of stores open, as the Company ended the period with 250 stores in operation.  During the balance of fiscal 2013, the Company expects to open no new stores and close one additional store, ending the year with 249 stores and approximately 500,000 square feet in operation.

Conference Call information

The Company announced that it will conduct a conference call to discuss its third quarter fiscal 2013 results today, November 12, 2013 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available at 12:00 p.m. Eastern Time on November 12, 2013 until 11:59 p.m. Eastern Time on November 19, 2013 and can be accessed by dialing (877) 870-5176 and entering PIN number 13572556.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. The Company currently operates 250 stores, primarily situated in central locations in high traffic, upscale malls in 41 states, the Virgin Islands and Puerto Rico.

Forward-Looking Statements

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, our ability to successfully implement our business strategy and to integrate new members of management, industry trends, merchandise and fashion trends, competition, seasonality, changes in general economic conditions and consumer spending patterns, factors specific to our Company and merchandise, such as demand for our merchandise and markdowns, well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 28,	December 29,	September 29,
	2013	2012	2012
ASSETS

Current assets:
Cash and equivalents	$4,363,000	$12,360,000	$10,374,000
Marketable securities	—	3,013,000	3,009,000
Certificate of deposits - restricted	1,750,000	3,000,000	3,000,000
Receivables, net	2,610,000	2,200,000	2,294,000
Income tax receivable	49,000	184,000	245,000
Inventories, net	21,588,000	21,246,000	23,806,000
Prepaid expenses and other current assets	1,354,000	2,224,000	2,068,000
Total current assets	31,714,000	44,227,000	44,796,000

Equipment and leasehold improvements, net	19,814,000	20,177,000	20,522,000
Intangible assets, net	102,000	102,000	102,000
Other assets	1,449,000	10,119,000	10,708,000

Total assets	$53,079,000	$74,625,000	$76,128,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,981,000	$12,397,000	$10,974,000
Accrued compensation	3,223,000	2,615,000	1,420,000
Accrued liabilities	10,374,000	11,795,000	9,609,000
Total current liabilities	22,578,000	26,807,000	22,003,000

Other liabilities	9,285,000	8,777,000	9,628,000

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Common stock	252,000	171,000	171,000
Additional paid-in capital	60,489,000	48,735,000	48,666,000
Retained earnings	270,000	29,930,000	35,455,000
Treasury stock, at cost	(39,795,000)	(39,795,000)	(39,795,000)
Total stockholders’ equity	21,216,000	39,041,000	44,497,000

Total liabilities and stockholders’ equity	$53,079,000	$74,625,000	$76,128,000

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	39 Weeks Ended	39 Weeks Ended
	September 28,	September 29,
	2013	2012

Net sales	$160,853,000	$163,417,000

Cost of sales, including buying and occupancy	107,770,000	100,176,000

Gross profit	53,083,000	63,241,000

Expenses
Store operating expenses	54,729,000	57,727,000
General and administrative expenses	14,652,000	13,466,000
Employee separation charges	3,092,000	503,000
Total expenses	72,473,000	71,696,000

Operating loss	(19,390,000)	(8,455,000)

Other expense (income):
Amortization of deferred financing cost	37,000	—
Interest income	(22,000)	(62,000)
Total other expense (income), net	15,000	(62,000)

Loss before income taxes	(19,405,000)	(8,393,000)

Income tax provision (benefit)	10,255,000	(1,840,000)

Net loss	$(29,660,000)	$(6,553,000)

Basic loss per share	$(1.70)	$(0.51)

Diluted loss per share	$(1.70)	$(0.51)

Basic weighted average shares outstanding	17,450,000	12,882,000

Diluted weighted average shares outstanding	17,450,000	12,882,000

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended	13 Weeks Ended
	September 28,	September 29,
	2013	2012

Net sales	$47,221,000	$45,789,000

Cost of sales, including buying and occupancy	31,409,000	31,128,000

Gross profit	15,812,000	14,661,000

Expenses
Store operating expenses	17,894,000	18,268,000
General and administrative expenses	5,237,000	4,275,000
Employee separation charges	638,000	227,000
Total expenses	23,769,000	22,770,000

Operating loss	(7,957,000)	(8,109,000)

Other expense (income):
Amortization of deferred financing cost	37,000	—
Interest income	(5,000)	(20,000)
Total other expense (income), net	32,000	(20,000)

Loss before income taxes	(7,989,000)	(8,089,000)

Income tax provision (benefit)	8,000	(1,713,000)

Net loss	$(7,997,000)	$(6,376,000)

Basic loss per share	$(0.38)	$(0.49)

Diluted loss per share	$(0.38)	$(0.49)

Basic weighted average shares outstanding	21,090,000	12,892,000

Diluted weighted average shares outstanding	21,090,000	12,892,000

Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides adjusted net loss, adjusted net loss per share, historic loss and loss per diluted share, each adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results.  These measures should not be considered a substitute for, or superior to, GAAP results.

CACHE, INC. AND SUBSIDIARIES

Reconciliation of Net Loss to Adjusted Net Loss

(dollars in thousands, except per share data)

	39 Weeks	39 Weeks	13 Weeks	13 Weeks
	Ended	Ended	Ended	Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
Net loss	$(29,660)	$(6,553)	$(7,997)	$(6,376)

Income tax valuation allowance(1)	10,201	1,327	—	1,327
Employee separation charges(2)	3,092	393	638	179
Adjusted net loss	$(16,367)	$(4,833)	$(7,359)	$(4,870)

Diluted loss per share	$(1.70)	$(0.51)	$(0.38)	$(0.49)

Income tax valuation allowance(1)	0.58	0.10	—	0.10
Employee separation charges(2)	0.18	0.03	0.03	0.01
Adjusted loss per share	$(0.94)	$(0.38)	$(0.35)	$(0.38)

(1)         Represents an increase in the tax valuation allowance against net deferred tax assets.

(2)         Represents employee separation charges in connection with the separation agreement with the Company’s former Chief Executive Officer and Chief Financial Officer, as well as severance for other corporate employees. Costs include severance and benefits along with related taxes.